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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

This report is a copy of a previously issued Hein + Associates LLP audit report. Hein + Associates LLP resigned as Company auditors on June 30, 1995, has not withdrawn its opinion for 1993, but has declined to reissue this report. The 1993 financial statements included in this report are the same as the audited financial statements previously filed in the Form 10-K for that year. In the opinion of management, no events have occurred that would require any change to the financial statements covered by the report.

Hein + Associates LLP declined to reissue its report initially unless it was paid disputed audit fees for 1994 and subsequently reiterated its decline without explanation.



We consent to the incorporation by reference in the Registration Statements (Form S-8 File No. 33-19509) pertaining to the Incentive Stock Option Plan/Non-Qualified Stock Option Plan/United Kingdom Stock Option Plan of Scientific Software-Intercomp, Inc. and (Form S-8 File No. 33-41463) pertaining to the Stock Purchase Plan of Scientific Software-Intercomp, Inc. of our report dated March 21, 1994, with respect to the consolidated financial statements and schedules of Scientific Software-Intercomp, Inc. included in the amended Annual Report (Form 10-K) for the year ended December 31, 1993.




/s/ Hein + Associates
Hein + Associates
Certified Public Accountants



Denver, Colorado
June 27, 1994